Exhibit 10.3
CONFIDENTIAL — SPECIAL HANDLING
September 28, 2007
Paviter Binning
3 East Green Close
Shenley Church End
Milton Keynes, MK5 6LT
United Kingdom
Dear Mr. Binning:
I am pleased to offer you the position of Executive Vice-President and Chief Financial Officer of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”), reporting to me, with a suggested starting date of November 12, 2007. As we have discussed, this position is located at our facility in Toronto, Ontario and as a result this offer of employment is contingent upon you receiving the appropriate work authorization permit to be employed in Canada.
This employment offer is subject to the approval of the Compensation and Human Resources Committee (the “CHRC”) of the Boards of Directors of NNC and NNL (the “Nortel Boards”) and your appointment as Executive Vice-President and Chief Financial Officer is subject to the approval of the Nortel Boards. You will be employed by NNL. NNC and/or NNL and/or any subsidiary, where applicable, are collectively referred to herein as Nortel.
The initial key responsibilities and focus of this position have been discussed and communicated to you. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to review them with you. Further, it is important for you to realize that if you accept this position that as a senior executive of Nortel you will be expected to perform and represent Nortel at exemplary levels utilizing the highest of standards. You will see examples of these expectations in this offer letter.
All dollar amounts contained herein are expressed in Canadian dollars unless otherwise indicated. The terms of this offer are as follows.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Base Salary
Your base salary will be $683,000 calculated on a per annum basis and will be paid to you bi-weekly. Generally, salaries are reviewed on an annual basis, typically in the first fiscal quarter, in accordance with various evaluation processes and market-driven guidelines.
Incentive Award
You will be eligible to participate in the Nortel Networks Limited Annual Incentive Plan (“AIP”) pursuant to its terms and conditions, with a projected target award of 100% of your base salary. In accordance with the AIP, you will not be eligible for an AIP award for 2007 and your eligibility will commence January 1, 2008.
Long Term Incentives
The following recommendations are conditioned upon your acceptance of this offer. Upon your acceptance, we intend to put forth these recommendations for approval at the next available award date, as determined by Nortel in its sole discretion.
New Hire Long Term Incentive Award
Restricted Stock Units
We intend to recommend for approval by the CHRC a new hire, one-time grant of restricted stock units with an intended value of US$1,350,000 (the “New Hire RSUs”) under and subject to the terms and conditions of the Nortel 2005 Stock Incentive Plan (“SIP”) and Nortel’s policies and procedures at the time of grant. The number of New Hire RSUs shall be determined using Nortel’s prescribed valuation method applicable to other senior executives of Nortel generally and will be calculated based on the twenty day average of the closing price of the common shares of NNC on the New York Stock Exchange calculated as at the business day immediately prior to commencement of employment. We will also recommend that the New Hire RSUs vest equally annually over a five year period.
Annual Long Term Incentive Awards
We intend to recommend for approval by the CHRC in conjunction with Nortel’s 2008 annual Integrated Talent Planning cycle, an award of long term incentives valued at approximately US$2,300,000 using Nortel’s prescribed valuation method for equity vehicles applicable to senior executives of Nortel generally, in line with the 2008 long term incentive program design approved by the CHRC and under and subject to the terms and conditions of the SIP (or any
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com equivalent plan existing on the date thereof) and Nortel’s policies and procedures at the time of grant.
Recoupment of Incentive Based Compensation
It is not anticipated in the normal course of events that you will have to re-pay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if the CHRC determines that you have committed intentional misconduct which contributes, directly or indirectly, to an error in financial information that materially affects the value of any incentive compensation realized by you, Nortel is entitled to issue proceedings to recover damages against you in respect of any losses incurred or as a result of or in connection with that intentional misconduct. Nortel may recoup any incentive compensation as an advance against such damages, whether or not proceedings are issued by Nortel. Incentive compensation payments that Nortel may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by Nortel. For further information please refer to the CHRC Policy Regarding Recoupment of Incentive Compensation.
Benefits
As an employee of Nortel you will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. A Benefits Summary is included with this offer. You will also be eligible for 5 weeks of vacation per annum upon your commencement of employment. Vacation is accrued monthly at the rate of 2.08 days per month of employment.
We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions, as we deem appropriate. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described.
As soon as possible, please provide your Canadian social insurance number and date of birth. This information is required in order to facilitate your enrollment in payroll and benefit programs.
Change in Control
Subject to the approval of the CHRC, you will be eligible to participate in the Nortel Networks Corporation Change in Control Plan (“CIC Plan”). The CIC Plan will provide certain payments in the event that your employment is terminated for a qualifying reason thereunder
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com within 24 months following a change in control (as defined in the CIC Plan). You will be eligible for the benefits described for a Tier 1 Executive under the terms and conditions of the CIC Plan. A copy of the CIC Plan is enclosed.
Involuntary Separation
If Nortel initiates your separation of employment or you initiate your separation of employment for Good Reason (as defined in the CIC Plan):
(a)	you will be provided in lieu of any other payment or benefit, except as otherwise provided herein, with the following: (i) the equivalent of no less than 18 months base salary paid bi-weekly; and (ii) the opportunity to continue health, life insurance and AD&D benefits coverage in which you are then enrolled for 18 months following your employment termination (the “Severance Period”) at active employee rates; and

(b)	all of the New Hire RSUs will continue to vest during the Severance Period and, immediately prior to the end of the Severance Period, all of the unvested New Hire RSUs will immediately vest;
except that the foregoing payments and benefits will not be provided to you if your separation of employment is for Cause (as defined in the CIC Plan). The provision of any such payments and benefits will be conditioned upon your execution of a separation agreement, which will be prepared by Nortel and that will contain, among other things, a full and final release of claims and a covenant not to compete against Nortel or solicit its employees during the Severance Period. Further, the provision of any payments and benefits described above under Change in Control make you ineligible for the payments and benefits described under this heading, Involuntary Separation.
Relocation
Your acceptance of this offer requires that your primary office and work location be in Toronto, Ontario, Canada. As such, you will be eligible to participate in Nortel’s Relocation Program upon commencement of your employment. Further details of the benefits you will receive under the Relocation Program will be confirmed in a separate letter. Your acceptance of this offer requires that your relocation to Toronto, Ontario be completed on or before August 31, 2008. Until August 31, 2008 you will be eligible to receive assistance with accommodations in Toronto and appropriate transportation expenses (“interim living”) in accordance with the Relocation Program. Interim living assistance will cease upon completion of your relocation. In addition to the benefits you will receive under the Relocation Program, Nortel will reimburse you for approximately three trips to/from the United Kingdom during the interim living period.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

It is not anticipated in the normal course of events that you will have to re-pay Nortel for relocation expenses that it incurs under the Relocation Program or otherwise under this offer letter. However, if during the first twelve months following the completion of your relocation, your employment is terminated for Cause (as defined in the CIC Plan) then you agree to pay Nortel, at the time you cease employment, the entire cost of the relocation assistance provided by Nortel. Furthermore, if you initiate separation of employment (other than for Good Reason (as defined in the CIC Plan)) during the first twelve months following the completion of your relocation, you agree to pay Nortel when you leave Nortel, the relocation assistance provided by Nortel, reduced by 1/12 for each full calendar month of service with Nortel. In signing this offer letter, you further authorize Nortel to deduct from any monies it owes you, including, without limitation, salary, vacation pay, expense reimbursements, to the extent permitted by applicable law, any amount you owe Nortel pursuant to the provisions of this paragraph concerning the cost of relocation assistance provided to you.
Tax Conflict Review for Board Appointed Officers
As a Board appointed officer, you are required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax returns (Canada and United Kingdom) will be prepared and/or reviewed by Nortel’s designated tax provider.
Executive Travel Services
You will be eligible for executive travel reservation services while in the position of Executive Vice-President and Chief Financial Officer. This service is accessible by a dedicated travel telephone #ESN 830-4698, externally (613) 274-4698.
Senior Executive Duties
As stated earlier in this offer letter, as a senior executive of Nortel, you are expected to perform your responsibilities at an exemplar level while displaying the highest standards. As a result, during your employment you are expected, by way of example, to:
(a)	faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by Nortel or the Nortel Boards;

(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;

(c)	use your best endeavours to promote and protect and extend the business, reputation, welfare and the interests of Nortel;
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

(d)	be familiar with and act in a manner consistent with Nortel’s Code of Business Conduct (more fully described herein);

(e)	be familiar with and comply with Nortel policies and procedures relevant to your role or your actions as an employee; and

(f)	report to the Nortel Boards any matters of concern that come to your attention, it being the duty of you to report any acts of misconduct, dishonesty, breach of company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any other member of staff or other third party.
Reporting/Non Reporting Insider
You will be designated a Reporting Insider under applicable Canadian securities legislation and a Section 16 Officer under applicable U.S. securities legislation with respect to trades of securities of NNC. Further details will be sent to you directly by our Insider Reporting Group following your acceptance of this offer.
Share Ownership Guidelines
As a senior executive you will be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within five years from the date you commence employment. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.
You will also be required to hold 50% of all settled vested equity awards (including stock options, restricted stock units and performance stock units) remaining after the payment of taxes and administrative fees associated with the award and the vesting thereof towards the maintenance and achievement of the Share Ownership Guidelines.
Code of Business Conduct
Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long-term success of Nortel. These guidelines are contained within the Code of Business Conduct, a copy of which is enclosed. By signing this offer letter, you acknowledge that, on joining Nortel, you will be required to sign to confirm you have read and will comply with the Code of Business Conduct and Nortel’s policies and procedures.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

At the commencement of your employment, there will be a number of documents for you to complete, including our standard Employee Agreement as well as an Agreement Related to Intellectual Property and Confidentiality and Conflict of Interests. Also, the employment offer is contingent upon the completion of background and reference checks to Nortel’s satisfaction.
By your acceptance of this employment offer, you acknowledge that you have made Nortel aware of any fiduciary duties or restrictive agreements that may exist as a result of any former employment relationship. You are reminded of your continued obligations, if any, to any former employers with respect to confidential or proprietary information. Finally, you understand and acknowledge that you will not bring with you to Nortel, disclose to Nortel or use in the performance of your duties at Nortel , any confidential or proprietary information of a former employer which is not generally and lawfully available to the public.
I look forward to you joining Nortel and believe you will find your new position to be a challenging and rewarding experience.
If you are in accord with this offer of employment, please sign and return one copy of this offer letter to me and retain the other for your files.
Sincerely,
/s/ Mike Zafirovski
Mike Zafirovski
President and Chief Executive Officer
Accepted this    28    day of    September   , 2007.

/s/ Paviter Binning

Paviter Binning

Confirmed Start Date:	12th November 2007

Date of Birth:	22nd May 1960

Social Insurance Number:

Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com